Exhibit 99.1

Contact:

For INNOVIVE Pharmaceuticals:

Jon Weisberg

e-mail: jonweisberg@inkandair.com

ph: 435-658-0910

fax: 435-658-5299

cell: 801-860-9977

INNOVIVE PHARMACEUTICALS LICENSES ANTHRACYCLINE PRODRUG

Phase II development in solid tumors will start shortly

New York, N.Y. (August 22, 2006) – INNOVIVE Pharmaceuticals, Inc., a public biopharmaceutical company headquartered in Manhattan, announced today that it has licensed the patent rights from KTB Tumorforschungs GmbH, a free-standing research institute based in Freiburg, Germany, for the worldwide development and commercialization of DOXO-EMCH, a novel doxorubicin prodrug. INNOVIVE has renamed the compound INNO-206 and plans to initiate a phase II study in a solid tumor indication shortly.

INNO-206 is a prodrug of the commonly used chemotherapeutic doxorubicin. Once administered, INNO-206 binds circulating albumin via an acid sensitive linker. Circulating albumin is known to preferentially accumulate in tumors. Once in the acidic environment of the tumor, the albumin bound INNO-206, is cleaved to release free doxorubicin.

A phase I study of INNO-206 that demonstrated safety and objective clinical responses in a variety of tumor types was completed earlier this year and presented at the March 2006 Krebskongress meeting in Berlin. In this study, doses were administered at up to 4 times the standard dosing of doxorubicin without an increase in observed side effects over historically seen levels. Objective clinical responses were seen in patients with sarcoma, breast, and lung cancers.

“We believe INNO-206 is an excellent addition to INNOVIVE’s expanding oncology pipeline,” said Steven Kelly, INNOVIVE’s President and Chief Executive Officer. “This drug combines a proven mechanism of action in oncology, a means to dose escalate without the near and long term adverse events previously seen with anthracyclines, and potentially adds tumor targeting properties.”

“We are delighted to be working with INNOVIVE on the development of INNO-206. INNOVIVE’s proven track record of in-licensing and aggressively developing products should help ensure the rapid clinical development of this compound,” said Arno Fritzen, Commercial Director of KTB.

About Anthracyclines

Anthracyclines are some of the most commonly used agents in the treatment of cancer. Efficacy with doxorubicin has been demonstrated in solid tumors including breast and lung cancers, sarcomas, and lymphomas. However, doxorubicin is associated with side effects such as myelosuppression, gastrointestinal disorders, mucositis, stomatitis, cumulative cardiotoxicity and extravasation.

About INNO-206

INNO-206 is the (6-Maleimidocaproyl) hydrazone of doxorubicin. INNO-206 is a prodrug of doxorubicin that binds endogenous albumin after administration. The bound doxorubicin is released in the acidic environment of the tumor cell through cleavage of an acid sensitive linker. In preclinical models, INNO-206 was superior to doxorubicin with regard to antitumor efficacy and toxicity. In the phase I study, INNO-206 showed objective responses in patients with a variety of solid tumors. In addition, INNO-206 showed an excellent safety profile with doxorubicin-equivalent dosing in excess of five times the standard dosing for doxorubicin.

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About INNOVIVE Pharmaceuticals

INNOVIVE Pharmaceuticals, Inc. is a public biopharmaceutical company headquartered in New York, N.Y. The company’s mission is to acquire, develop and commercialize novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. For additional information visit www.innovivepharma.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause INNOVIVE’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of INNOVIVE’s development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the risk that the results of clinical trials may not support INNOVIVE’s claims, the possibility of being unable to obtain regulatory approval of INNOVIVE’s product candidates, INNOVIVE’s reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. INNOVIVE assumes no obligation to update these forward-looking statements, except as required by law.